SUN BANCORP, INC.
 AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this "Agreement") is hereby entered into effective as of September 22, 2016 (the "Effective Date"), by and between Sun Bancorp, Inc. (the "Company"), a New Jersey corporation and the holding company for Sun National Bank, with its principal executive offices at 350 Fellowship Road, Suite 101, Mt. Laurel, New Jersey 08054 (the "Executive Offices"), and Nicos Katsoulis ("Executive").  Any reference to the "Bank" in this Agreement shall mean Sun National Bank, or any successor to Sun National Bank.
WHEREAS,  Executive and the Board of Directors of the Company desire to amend and restate the Employment Agreement between the Company, the Bank, and the Executive, dated as of November 20, 2014 (the "Prior Agreement"), setting forth the terms and conditions of the employment of Executive and the related rights and obligations of each of the parties.
NOW, THEREFORE, in consideration of the promises and mutual covenants herein contained, it is hereby agreed as follows:
1.	Position and Responsibilities.
(a)
During the Term (as defined below), Executive agrees to serve as Executive Vice President and Chief Lending Officer of the Company and of the Bank.  Executive shall have responsibility for the general management and control of the business and affairs of the Company and its affiliates and shall perform all duties and shall have all powers which are commonly incident to the offices of Executive Vice President and Chief Lending Officer or which, consistent with those offices, are delegated to him by the President and Chief Executive Officer or the Board of Directors of the Company (the "Board of Directors"), and Executive shall report directly to the President and Chief Executive Officer.

(b)
During the Term, except for periods of absence occasioned by illness, vacation and reasonable leaves of absence, Executive shall devote substantially all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and services related to the organization, operation and management of the Company and its affiliates, as well as participation in community, professional and civic organizations, which may promote the business affairs of the Company.

(c)
The Company will furnish Executive with the working facilities and staff customary for executive officers with the titles and duties set forth in this Agreement and as are necessary for him to perform his duties.  The location of such facilities and staff shall be at the Executive Offices, or such other location as is mutually agreed to between the Company and Executive.

2.	Period of Employment.
The initial term of employment under this Agreement (the "Initial Term") shall be for a period commencing on the Effective Date and ending on the third anniversary thereof.  The Initial Term and any one-year renewal terms as provided below in this Section 2 are collectively referred to herein as the "Term."  Unless either party provides the other party at least 180 days advance written notice of its desire not to renew the Term before the expiration of the Initial Term or of any subsequent one-year renewal term, the Term shall continue in effect for successive one-year renewal periods upon expiration of the Initial Term and any such renewal period.  Notwithstanding the foregoing, upon a termination of Executive's employment for any reason during the Term (the date of any such termination, the "Date of Termination"), the Term shall automatically terminate as of the Date of Termination.  The Company and Executive acknowledge and agree that Executive's employment is "at-will," meaning that Executive's employment is for no definite period of time, and Executive or the Company may terminate such employment relationship at any time for any reason or no reason.  The employment at-will relationship remains in full force and effect regardless of any statements to the contrary made by Company personnel or set forth in any documents other than those explicitly made to the contrary and signed by an authorized representative of the Board of Directors of the Company.
3.	Compensation and Benefits.
(a)
Base Salary.  The Company agrees to pay Executive during the Term a base salary at the rate of $420,000 per annum, payable in accordance with the customary payroll practices of the Company, or those of the Bank in accordance with Section 9(b) below.  The Board of Directors or the Compensation Committee of the Board of Directors shall review annually the rate of Executive's base salary based upon factors they deem relevant, and may maintain or increase his base salary, provided that, no such action shall reduce the rate of base salary below the rate then in effect without Executive's express written consent.  In the absence of action by the Board of Directors, Executive shall continue to receive a base salary at the per annum rate specified above or, if another rate has been established under the provisions of this Section 3, the rate last properly established by action of the Board of Directors.

(b)	Incentive Compensation. Executive shall be entitled to participate in annual bonuses and other incentive compensation programs in accordance with the following terms:
(i) Annual Cash Bonus Opportunity.  During each fiscal year of the Company ending during the Term, Executive will be eligible to receive an annual incentive award, payable in cash not later than March 15 immediately following the completion of the fiscal year that is the applicable performance period, with a target award opportunity of not less than 50% of Executive's annual base salary as in effect at the time that the applicable performance goals are established, with any applicable performance goals to be mutually developed and agreed upon by Executive and the Compensation Committee of the Board of Directors within the first 90 days of the performance period.
(ii) Annual Equity Award.  During each fiscal year of the Company during the Term, Executive will be granted an annual equity award (in the form of restricted stock or stock options, or a combination thereof, as mutually agreed to by the Company and Executive, and with such awards based on mutually agreed upon performance goals) (the "Stock Award") with a grant date value (in the case of stock options based on the assumptions and methodology used by the Company for financial accounting purposes) of not less than 50% of Executive's annual base salary as in effect at the time that such performance goals are established.  The Stock Award will be granted not later than March 15 immediately following the completion of the fiscal year that is the applicable performance period upon a determination by the Company that the applicable performance goals have been attained, and the Stock Award will vest at the rate of 25% beginning two years from the date of grant and 25% each year thereafter, subject to Executive's continued employment with the Company; provided that, notwithstanding the foregoing, upon Executive's termination of employment due to his death or Disability (as defined in Section 4(c) below), no less than 50% of such Stock Award shall be deemed vested, earned and non-forfeitable (in such case, if more than 50% of the full vesting period has elapsed, 100% of such Stock Award shall become vested, earned and non-forfeitable).  Upon an Event of Termination other than termination for Cause (as defined in Section 4(a) below), options to purchase Company stock that are, or that then become, exercisable shall remain exercisable for 90 days following the Date of Termination, provided that the Executive shall be in compliance with the post-termination, non-competition and non-solicitation limitations set forth in Sections 7 and 8 below.
(iii) Matching Equity Grant.  Executive purchased $600,000 of Company stock pursuant to Section 3(b)(iii) of the Prior Agreement (the "Purchased Shares"), and in connection with such purchase, was awarded matching shares of restricted stock by the Company in an amount equal to 1.5 shares of Company stock for each one Purchased Share ("Matching Stock"), the vesting terms of which are set forth in a Stock Award Agreement between the Company and Executive, dated October 5, 2015 (the "Stock Award Agreement").  Any dividends paid on the Company stock shall be paid on the Purchased Shares and Matching Stock at the same time and on the same terms and without regard to whether such shares are then vested, provided that such shares of Matching Stock have not previously been forfeited.  Matching Stock which has previously become vested will nevertheless be subject to restrictions on sale and transfer until the first to occur of (x) the Date of Termination and (y) a "Change in Control" of the Company (as defined in the Company's 2010 Stock- Based Incentive Plan; provided, however, that a Change in Control shall not be deemed to occur solely by reason of the event that any person, or persons acting in concert, that have previously been a party to the Securities Purchase Agreement between the Company and WLR SBI Acquisition Co, LLC dated July 7, 2010 or the Securities Purchase Agreement among the Company and Bernard A. Brown, Sidney R. Brown, Jeffrey S. Brown, Anne E. Koons, The Four B's, Interactive Logistics, LLC, National Distribution Centers, L.P. and National Freight,  Inc. dated July 7, 2010, each  as set  forth in the Company's proxy statement dated September 28, 2010, shall become the beneficial owner(s) of 25% or more of a class of the Company's voting securities), other than permissible transfers to satisfy tax withholding requirements upon the vesting of such shares, and any stock certificates issued with respect to shares of Matching Stock shall bear a legend setting forth such restrictions and limitations.  In the event the Date of Termination occurs prior to such Matching Stock becoming vested as provided above, such unvested Matching Stock shall be forfeited as of the Date of Termination and the restrictions on sale and transfer of such unvested Matching Stock shall not be removed.  The Purchased Shares shall be subject to a holding period of 36 months from the date of purchase, but in no event later than the first to occur of (x) the Date of Termination and (y) a Change in Control of the Company.  In the event of any inconsistency between this Section 3(b)(iii) and the Stock Award Agreement, the terms of this Section 3(b)(iii) shall control.
(iv) As of the grant date (or as soon as practicable thereafter) of any equity awards, including the Purchased Shares and the Matching Stock, the Company shall cause the shares underlying such awards to be registered under the Securities Act of 1933, pursuant to a registration statement on Form S-8 (or other appropriate form) and registered or qualified under applicable state law, and the Company shall take all actions required to maintain the effectiveness of such registration statement until all common stock that may be issued, sold or delivered to Executive has been so issued, sold and/or delivered or the Company's obligations have lapsed.  The Board of Directors shall take all necessary action to ensure that the grants and purchases contemplated by this Agreement are approved for purposes of Rule 16b-3 of the Securities Exchange Act of 1934.
(c)
Other Employee Benefits.  In addition to any other compensation or benefits provided for under this Agreement, Executive shall be entitled to participate in any employee benefits, fringe benefits, perquisites and business expense reimbursements that the Company or the Bank offers to full-time employees or executive management now or in the future on a basis no less favorable than those provided to similarly situated executives.  Notwithstanding the foregoing, if Executive receives payments and benefits pursuant to Section 5(b) of this Agreement, Executive shall not be entitled to any severance pay or benefits under any severance plan, program or policy of the Company and its affiliates, unless otherwise specifically provided therein in a specific reference to this Agreement.  Without limiting the generality of the foregoing provisions of this paragraph, Executive shall be entitled to participate in or receive benefits under all plans relating to stock purchases, pension, profit sharing, employee stock ownership, supplemental retirement, group life insurance, medical and other health and welfare coverage that are made available by the Company or the Bank as of the date Executive commences employment or at any time in the future during the period of Executive's employment under this Agreement, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements.  Notwithstanding the foregoing, it is agreed that Executive's participation in the Annual Cash Bonus Opportunity set forth at Section 3(b)(i) herein shall be a substitute for participation in the annual cash bonus opportunity under the Management Committee and Shared Services Incentive Compensation Plan and participation in the Stock Award set forth at Section 3(b)(ii) herein shall be a substitute for participation in the annual equity awards under the Management Committee and Shared Services Incentive Compensation Plan.

4.	Termination for Cause; Death; Disability; Good Reason.
(a)
Termination for Cause.  For purposes hereof, "Cause" shall be considered to exist if Executive: (i) has willfully failed or refused to perform his assigned duties under this Agreement in any material respect (including, for these purposes, Executive's inability to perform such duties as a result of drug or alcohol dependency); (ii) has committed gross negligence in the performance of, or is guilty of continual neglect of, his assigned duties; (iii) has been convicted or entered a plea of guilty or nolo contendere to, the commission of a felony or any other crime involving dishonesty, personal profit or other circumstance likely, in the reasonable judgment of the Board of Directors of the Company, to have a material adverse effect on the Bank and the Company or their business, operations or reputation taken as a whole; (iv) has violated, in any material respect, any law, rule, regulation, written agreement or final cease-and-desist order applicable to the Bank or the Company in his performance of services for the Bank or the Company or the Company's or the Bank's code of conduct; or (v) has willfully and intentionally breached the material terms of this Agreement in any material respect.  For purposes of this definition, no act or failure to act on the part of Executive shall be considered "willful" unless it is done, or omitted to be done, by Executive in bad faith or without reasonable belief that Executive's action or omission was in the best interests of the Bank and the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board of Directors of the Company, the board of directors of the Bank or the Executive Committee of either board or based upon the written advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by Executive in good faith and in the best interests of the Bank and the Company.  Any such determination must be made by a majority vote of the entire membership of the Board of Directors of the Company at a meeting of the Board of Directors called and held for that purpose, finding that, in the good faith opinion of the Board of Directors, Executive's conduct satisfies the requirements for termination for Cause.  Termination for Cause shall be effected by written Notice of Termination (as described in Section 6(b)) to Executive setting forth with particularity the grounds for termination.  Notwithstanding any other provision to the contrary, and for the avoidance of doubt, other than with respect to earned but unpaid salary and such other vested benefits as are set forth in this Agreement and in any other agreement or plan, Executive shall not have the right to receive compensation or other benefits for any period after termination for Cause.

(b)
Death.  Notwithstanding any other provision of this Agreement to the contrary, in the event of Executive's death during the period of his employment under this Agreement, the Company shall make payment to his estate in the amount of Executive's base salary through the end of the month in which the death occurred, and such other vested benefits as are set forth in this Agreement and in any other agreement or plan.  This provision shall not negate any rights Executive or his beneficiaries may have to death benefits under any employee benefit plan of the Company or the Bank.

(c)
Disability.  The Company may terminate Executive's employment upon a determination, by vote of a majority of the members of the Board of Directors of the Company, acting in reliance on the written advice of a medical professional acceptable to them and reasonably acceptable to Executive or his guardian, that Executive is suffering from a "Disability," which shall mean a physical or mental impairment which, at the date of the determination, has prevented Executive from performing his assigned duties on a substantially full-time basis for a period of at least 60 days during the period of six months ending with the date of the determination or is likely to result in death or prevent Executive from performing his assigned duties on a substantially full-time basis for a period of at least 60 days during the period of six months beginning with the date of the determination. As a condition to any benefits, the Board of Directors may require Executive to submit to such physical or mental evaluations and tests as it deems reasonably appropriate.  In the event of Executive's Disability, Executive will be entitled to payment from the Company in the amount of all earned but unpaid salary as of the Date of Termination and such other vested benefits as are set forth in this Agreement and in any other agreement or plan.  This provision shall not negate any rights Executive may have to disability benefits under any other plan of the Company or the Bank.  A termination of employment due to Disability under this Section 4(c) shall be effected by Notice of Termination given to Executive by the Company and shall take effect on the later of the effective date of termination specified in such notice or 60 days after the date on which the Notice of Termination is given to Executive, provided that Executive has not resumed, on a substantially full-time basis, his employment with the Company as Executive Vice President and Chief Lending Officer.

(d)	Termination for Good Reason. For purposes hereof, "Good Reason" shall be considered to exist upon the occurrence of any of the following events without Executive's consent:
(i) the assignment to duties materially inconsistent with Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by this Agreement;
(ii) a material diminution in the authorities, duties or responsibilities of the person to whom Executive is required to report, including a requirement that Executive report to an officer or employee instead of reporting directly to the Board;
(iii) a material reduction in Executive's annual base salary, target annual bonus or target Stock Award;
(iv) the Company's requiring Executive to be based at any office or location resulting in a material increase in Executive's commute to and from Executive's primary residence (for this purpose an increase in the Executive's commute by 50 miles or more shall be deemed material); or
(v) any other action or inaction that constitutes a material breach by the Company of this Agreement;
provided that, within 90 days after the initial existence of such event, the Company shall be given notice and an opportunity, of not less than 30 days, to remedy in good faith the condition constituting such "Good Reason" as asserted by Executive.  Executive's employment shall continue in effect during such time so long as the Company makes diligent efforts during such time to cure the asserted Good Reason event or condition.  In the event that the Company shall remedy in good faith the event or condition constituting Good Reason, then Executive's notice of termination for Good Reason shall be null and void, and, as a result of such event, the Executive shall not be entitled to resign with Good Reason.  The Company's remedy of any Good Reason event or condition with or without notice from Executive shall not relieve the Company from any obligations to Executive under this Agreement or otherwise and shall not affect Executive's rights upon the reoccurrence of the same, or the occurrence of any other, Good Reason event or condition.  Executive's resignation hereunder for Good Reason shall not occur later than 150 days following the initial date on which the event Executive claims constitutes Good Reason occurred.  In the event of Executive's termination of employment for Good Reason, Executive will be entitled to payment from the Company in the amount of all earned but unpaid salary as of the Date of Termination and such other vested benefits as are set forth in this Agreement and in any other agreement or plan.
5.	Obligations of the Company upon Termination of Employment.
(a)
Payments to Executive Upon an Event of Termination.  Upon the occurrence of an "Event of Termination" during the Term, the provisions of this Section 5 shall apply.  For purposes of this Agreement, an "Event of Termination" shall mean the Executive's termination of employment in accordance with either of the following:  (i) Executive's termination of employment by the Company for any reason other than a termination for Cause (and excluding termination of employment due to death or Disability); or (ii) Executive's resignation from the Company for Good Reason.

(b)	Upon an Event of Termination, as of the Date of Termination, the Company shall, subject to Section 5(c):
(1)
pay Executive an amount equal to the sum of:  (i) the Executive's unpaid annual base salary through the Date of Termination, (ii) any earned, but unpaid annual cash bonus amount, (iii) accrued and unused vacation pay, and (iv) unreimbursed business expenses (collectively, the "Accrued Obligations"), payable as soon as reasonably practicable following the Date of Termination;

(2)
pay Executive an amount equal to 100% of Executive's annual base salary in effect on the Date of Termination (such amount, the "Severance Payments"), with the amount of the Severance Payments up to the limit under the "separation pay exception" under Treas. Reg. § 1.409A-1(b)(9)(iii) of the Internal Revenue Code of 1986, as amended, (the "Code") to be paid in twelve equal monthly installments during the 12-month period following the Date of Termination (the "Severance Period"), in accordance with the Company's normal payroll practices, and the amount in excess of such limit, to be paid in a lump sum on the date that is 60 days following the Date of Termination; and

(3)
Executive and his dependents shall be eligible to continue coverage under the Bank's (or its successor's) medical and dental insurance reimbursement plans similar to that in effect on the Date of Termination for a period of not less than 18 months following the Date of Termination at the participants' election and expense.

The Company shall pay or commence payment of the Severance Payments on the first payroll date following the date the release of claims becomes irrevocable (with any Severance Payments that would have been paid on an earlier payroll date aggregated and paid with such first actual Severance Payment), subject to the limitations set forth herein, including Executive's execution and non-revocation of a release of claims as described in paragraph 5(c) below.
(c)
Release of Claims.  The obligation of the Company to make the Severance Payments (but, for purposes of clarity, not the Accrued Obligations) are subject to and conditioned upon Executive's execution and delivery to the Company within 50 days after the Date of Termination, and non-revocation, of a release of claims, in substantially the form set forth as Exhibit A hereto (with any changes that are reasonably requested by the Company and reasonably acceptable to Executive to reflect changes in law or practice).

6.	Notice.
(a)
Any notice or communication permitted or required by this Agreement shall be in writing and shall become effective two days after mailing by certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Company, to:
Sun Bancorp, Inc.
Attn: Corporate Secretary
350 Fellowship Road
Suite 101
Mt. Laurel, NJ  08054
If to Executive, to his address most recently on file with the Company.
(b)
Any purported termination of employment by the Company or by Executive shall be communicated by Notice of Termination to the other party hereto.  For purposes of this Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Agreement relied upon to provide a basis for termination of Executive's employment.

7.	Post-Termination Obligations.
All payments and benefits to Executive under this Agreement shall be subject to Executive's compliance with Section 8 of this Agreement.  Executive shall, upon reasonable notice, furnish such information and assistance to the Company as may reasonably be required by the Company in connection with any litigation to which it or any of its affiliates is, or may become, a party, other than any litigation between Executive and the Company or its affiliates.  The Company shall reimburse Executive for reasonable costs incurred by Executive in providing such information and assistance.
8.	Non-Competition, Non-Solicitation and Non-Disclosure.
(a)
For a period of one year following the Date of Termination (unless such termination is due to Executive's death) (the "Restriction Period"), Executive agrees to the application of, and to abide by, the following non-competition and non-solicitation restrictions and covenants set forth in this Section 8(a); provided that, upon the occurrence of an Event of Termination, the Restriction Period shall be the lesser of:  (x) two years immediately following the Date of Termination, and (y) the duration of the Severance Period.  During the Restriction Period:

(i) Executive will not contact (with a view toward selling any product or service competitive with any product or service sold or proposed to be sold by the Company, the Bank or any subsidiary of such entities) any person, firm, association or corporation (1) to which the Company, the Bank, or any subsidiary of such entities sold any product or service during the 36-month period immediately prior to the Date of Termination, or (2) which Executive was otherwise aware was a client of the Company, the Bank or any subsidiary of such entities on the Date of Termination.  Executive will not, directly or indirectly, make any such contact, either for his own benefit or for the benefit of any other person, firm, association or corporation.
(ii) Executive hereby agrees that he shall not engage in providing professional services or enter into employment as an employee, director, consultant, representative or similar relationship to any financial services enterprise (including but not limited to a savings and loan association, bank, credit union or insurance company) engaged in the business of offering retail customer and commercial deposit and/or loan products whereby Executive will have a work location within the "Geographic Territory."  For purposes of this Agreement, the term "Geographic Territory" means any location within 25 miles of any retail branch offices of the Bank and any loan production offices or commercial lending offices of the Company, the Bank or any subsidiary of such entities transacting business from such office directly with retail or commercial deposit and/or loan customers existing as of the Date of Termination; provided that the Geographic Territory shall not extend outside the State of New Jersey, unless or until, following the date hereof, the Company or the Bank has opened and is operating outside of the State of New Jersey any retail branch offices of the Bank and any loan production offices or commercial lending offices of the Company, the Bank or any subsidiary of such entities transacting business from such office directly with retail or commercial deposit and/or loan customers, in which event the Geographic Territory shall include any location within 25 miles of each such additional branch or office existing as of the Date of Termination.
(iii) Executive hereby agrees that he shall not, on his own behalf or on behalf of others, employ, solicit or induce, or attempt to employ, solicit or induce, any employee of the Company, the Bank or any subsidiary of such entities, for employment with any enterprise, nor will Executive directly or indirectly, on his behalf or for others, seek to influence any employee of the Company, the Bank or any subsidiary of such entities to leave the employ of the Company, the Bank or any subsidiary of such entities.
(b)
Non-Disparagement.  Executive shall not make any statements that disparage the Company, the Bank or any subsidiary of such entities or the business practices of the Company, the Bank or any subsidiary of such entities, except to the extent required by law or by a court or other governmental agency of competent jurisdiction.  The Company and the Bank shall not knowingly or intentionally make any statements that disparage Executive, and the Company and the Bank shall each instruct its directors and officers not to make any statements that disparage Executive.

(c)
Non-Disclosure.  Executive acknowledges that during his employment he will learn and have access to confidential information regarding the Company and the Bank and its customers and businesses ("Confidential Information").  Executive agrees and covenants not to disclose or use for his own benefit, or the benefit of any other person or entity, any such Confidential Information, unless or until the Company or the Bank consents to such disclosure or use, or such information becomes common knowledge in the industry or is otherwise legally in the public domain.  Executive shall not knowingly disclose or reveal to any unauthorized person any Confidential Information relating to the Company, the Bank, or any subsidiaries or affiliates, or to any of the businesses operated by them, and Executive confirms that such information constitutes the exclusive property of the Company and the Bank.  Executive shall not otherwise knowingly act or conduct himself (1) to the material detriment of the Company or the Bank, or its subsidiaries, or affiliates, or (2) in a manner which is inimical or contrary to the interests of the Company or the Bank.  Notwithstanding the foregoing, it shall not be a breach of this Section 8(c) for Executive to disclose Confidential Information to the extent that disclosure is (A) requested by the Company or its affiliates or (B) required by a court or other governmental agency of competent jurisdiction.

(d)
The parties hereto, recognizing that irreparable injury will result to the Company or its affiliates, its business and property in the event of Executive's breach of any provision of this Section 8, agree that in the event of any such breach by Executive, the Company or its affiliates will be entitled, in addition to any other remedies and damages available, to an injunction issued by any court of competent jurisdiction to restrain the violation or attempted violation hereof by Executive, Executive's partners, agents, servants, employees and all persons acting for or under the direction of Executive.  Executive further agrees that the period of restriction set forth in this Section 8 shall be tolled during any period of violation thereof by Executive.  Executive represents and admits that in the event of his termination of employment with the Company, Executive's experience and capabilities are such that Executive can obtain employment in a business engaged in other lines and/or of a different nature than the Company or its affiliates, and that the enforcement of a remedy by way of injunction will not prevent Executive from earning a livelihood.  Nothing herein will be construed as prohibiting the Company or its affiliates from pursuing any other remedies available to the Company or its affiliates for such breach or threatened breach, including the recovery of damages from Executive.

(e)
Notwithstanding the foregoing, the provisions of this Section 8 shall not apply upon or following a "Change in Control" (as defined in the Change in Control Continuity Agreement, entered into by the Company and Executive on the Effective Date (the "CIC Agreement")).

9.	Source of Payments.
(a)	All payments provided for in this Agreement shall be timely paid in cash or check from the general funds of the Company, subject to Section 9(b).
(b)
Any compensation or benefits provided to Executive by any direct or indirect subsidiary of the Company or the Bank shall be applied to offset the obligations of the Company hereunder in such manner as the Company and the Bank may mutually agree, it being intended that this Agreement set forth the aggregate compensation and benefits payable to Executive for all services to the Company, the Bank and all of their respective direct or indirect subsidiaries and affiliates.

10.	Entire Agreement.
This Agreement, together with any subsequent understanding or modifications thereof as agreed to in writing by the parties, contain all of the terms agreed upon by the parties with respect to the subject matter of this Agreement and supersede all prior agreements, arrangements and communications between the parties concerning such subject matter, whether oral or written provided, however, that upon a Change in Control that occurs while Executive is employed by the Company or its affiliates, the CIC Agreement shall supersede this Agreement.  Notwithstanding anything herein to the contrary, any period that Executive shall have served the Company, the Bank or any related entity as a consultant and not as an employee prior to the commencement of Executive's employment under this Agreement shall not be deemed service to the Company as an employee, and shall not be considered or included in any calculation or determination of time employed by the Company for purposes of this Agreement.
11.	No Attachment.
Except as required by law, no right to receive payments under this Agreement shall be subject to anticipation, commutation, alienation, sale, assignment, encumbrance, charge, pledge or hypothecation, or to execution, attachment, levy or similar process or assignment by operation of law, and any attempt, voluntary or involuntary, to affect any such action shall be null, void and of no effect.
12.	Modification and Waiver.
(a)	This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto.
(b)
No term or condition of this Agreement shall be deemed to have been waived, nor shall there be any estoppel against the enforcement of any provision of this Agreement, except by written instrument of the party charged with such waiver or estoppel. No such written waiver shall be deemed a continuing waiver unless specifically stated therein, and each such waiver shall operate only as to the specific term or condition waived and shall not constitute a waiver of such term or condition for the future as to any act other than that specifically waived.

13.	Severability.
If, for any reason, any provision of this Agreement, or any part of any provision, is held invalid, such invalidity shall not affect any other provision of this Agreement or any remaining part of such provision not held so invalid, and each such other provision and part thereof shall to the full extent consistent with law continue in full force and effect.
14.	Headings for Reference Only.
The headings of sections and paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any of the provisions of this Agreement.
15.	Governing Law.
Except to the extent preempted by federal law, the validity, interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of New Jersey, without regard to principles of conflicts of law of New Jersey.
16.	Arbitration.
Except as provided in Section 7(d) above, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the Executive Offices of the Company, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue.
17.	No Duty of Mitigation.
Executive shall not be required to mitigate the amount of any payment of Severance Payments if he accepts other compensation for employment with another entity.
18.	Indemnification.
Except as prohibited by applicable law, the Company shall provide Executive (including his heirs, executors and administrators) with coverage under a directors' and officers' liability insurance policy at its expense on terms and conditions at least as favorable as the most favorable coverage in effect for other directors and officers of the Company (or any successor) and shall indemnify Executive (and his heirs, executors and administrators) to the fullest extent permitted under New Jersey law against all expenses and liabilities reasonably incurred by him in connection with or arising out of any action, suit or proceeding in which he may be involved by reason of his having been a director or officer of the Company or its affiliates (whether or not he continues to be a director or officer at the time of incurring such expenses or liabilities), such expenses and liabilities to include, but not be limited to, judgments, court costs and attorneys' fees and the costs of reasonable settlements.
19.	Successors and Assigns.
This Agreement shall be binding upon, and inure to the benefit of, Executive, the Company and their respective successors and assigns.  The Company shall require any successor or assignee, whether direct or indirect, by purchase, merger, consolidation or otherwise, to all or substantially all of the business or assets of the Bank or the Company, expressly and unconditionally to assume and agree to perform the Company's obligations under this Agreement, in the same manner and to the same extent that the Company would be required to perform if no such succession or assignment had taken place.  Executive shall not assign any part of Executive's rights under this Agreement without the written consent of the Company.
20.	Withholding; 409A.
(a)
All payments required to be made by the Company hereunder to Executive shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine should be withheld pursuant to any applicable law or regulation.

(b)
This Agreement is intended to comply with the requirements of Section 409A of the Code, and specifically, with the "short-term deferral exception" under Treas. Reg. § 1.409A-1(b)(4) and the "separation pay exception" under Treas. Reg. § 1.409A-1(b)(9)(iii), and shall in all respects be administered in accordance with Section 409A of the Code.  If any payment or benefit hereunder cannot be provided or made at the time specified herein without incurring sanctions on Executive under Section 409A of the Code, then such payment or benefit shall be provided in full at the earliest time thereafter when such sanctions will not be imposed.  For purposes of Section 409A of the Code, all payments to be made upon or with respect to a termination of employment under this Agreement may only be made upon a "separation from service," and for purposes of this Agreement, "termination of employment" and "resignation" shall mean a "separation from service" within the meaning of such term under Section 409A of the Code.  For purposes of Section 409A of the Code, each payment made under this Agreement shall be treated as a separate payment, and the right to a series of installment payments under this Agreement (if any) is to be treated as a right to a series of separate payments.  In no event shall Executive, directly or indirectly, designate the calendar year of payment.

(c)
Notwithstanding anything herein to the contrary, if any amounts payable or benefits to be provided to the Executive under Section 5 constitute deferred compensation within the meaning of Section 409A of the Code (including by reason of the Severance Payments under this Agreement being aggregated with payments under another arrangement to which the Executive and the Company or its affiliates are a party or in which the Executive is an eligible participant), (1) if the Executive is a "specified employee" within the meaning of Section 409A of the Code (as determined in accordance with the methodology established by the Company as in effect on the Date of Termination), amounts that constitute nonqualified deferred compensation within the meaning of Section 409A of the Code that would otherwise be payable during the six-month period immediately following the Date of Termination on account of the Executive's separation from service shall instead be paid, with interest accrued at the applicable federal rate (based on the rate in effect for the month in which the Executive's separation from service occurs), on the first business day of the seventh month following the Executive's "separation from service" within the meaning of Section 409A of the Code; (2) if the Executive dies following the Date of Termination and prior to the payment of any amounts delayed on account of Section 409A of the Code, such amounts shall be paid to the personal representative of the Executive's estate within 30 days after the date of the Executive's death; and (3) in no event shall the Date of Termination be deemed to occur until the Executive experiences a "separation from service" within the meaning of Section 409A of the Code, and notwithstanding anything contained herein to the contrary, the date on which such separation from service takes place shall be the Date of Termination.

(d)
To the extent that any reimbursements or in-kind payments are subject to Section 409A of the Code, then such reimbursements or in-kind payments (other than medical expenses) shall be made in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive's lifetime (or during a shorter period of time specified in this Agreement); (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iii) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred; and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.  For medical expenses, to the extent this Agreement entitles Executive to reimbursement by the Company of payments of medical expenses incurred and paid by Executive but not reimbursed by a person other than the Company and allowable as a deduction under Section 213 of the Code (disregarding the requirement of Section 213(a) of the Code that the deduction is available only to the extent that such expenses exceed 7.5 percent of adjusted gross income), then the reimbursement applies during the period of time during which Executive would be entitled (or would, but for this Agreement, be entitled) to continuation coverage under a group health plan of the Company or the Bank under Section 4980B (COBRA) of the Code if Executive elected such coverage and paid the applicable premiums.

(e)	References in this Agreement to Section 409A of the Code include rules, regulations and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.
21.	Regulatory Matters.
(a)
Nothing in this Agreement shall be deemed to constitute an obligation of the Company or the Bank to make any payments or agree to make any payments to Executive which require prior approval in accordance with the Federal Deposit Insurance Corporation ("FDIC") regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.

(b)
Incentive Compensation Guidance.  On June 21, 2010, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation and the Office of Thrift Supervision issued final Guidance on Sound Incentive Compensation Policies (the "Guidance"), which has not yet been published in the Federal Register as of the date hereof.  To the extent determined necessary to comply with the Guidance as may be interpreted from time to time, the Parties mutually agree to amend the incentive compensation provisions of this Agreement and to cooperate in good faith with respect thereto (it being understood that any agreed upon amendment will not decrease in any material manner the economic value of the incentive compensation opportunities currently provided for in this Agreement).

[signature page follows]

IN WITNESS WHEREOF, Sun Bancorp, Inc. has caused this Agreement to be executed by its duly authorized officer, and Executive has signed this Agreement, on this 22nd day of September, 2016.

ATTEST:	SUN BANCORP, INC.

	By:	/s/ Thomas M. O'Brien
Thomas M. O'Brien
President & CEO

WITNESS:	EXECUTIVE

/s/ Nicos Katsoulis
Nicos Katsoulis

Exhibit A
AGREEMENT AND GENERAL RELEASE OF CLAIMS
Sun Bancorp, Inc. (the "Company"), a New Jersey corporation and the holding company for Sun National Bank (the "Bank"), which maintains its principal executive offices at 350 Fellowship Road, Suite 101, Mt. Laurel, New Jersey 08054, and Nicos Katsoulis ("Executive"), hereby agree as follows:
1. Last Day of Employment; Execution.  Executive has been employed by the Company as its Executive Vice President and Chief Lending Officer, and the Company and Executive have entered into an Amended and Restated Employment Agreement, dated as of ______________, 2016 (the "Employment Agreement"), which provides for payments to be made to Executive by the Company in the event that Executive's employment is terminated under certain circumstances.  Executive's last day of employment with the Company will be ____________, 20___ ("last day of employment").  Any capitalized terms used but not defined herein shall have the meanings ascribed to them in the Employment Agreement.
As of the last day of employment, Executive will cease to be an employee of the Company and will not be eligible to receive any future salary or benefits of employment except as described in this Agreement and General Release of Claims (this "Agreement"); provided that no later than the first regularly scheduled payroll date following the payroll period in which the last day of employment occurs, the Company will pay Executive all Accrued Obligations, regardless of whether Executive signs this Agreement.  Based on Executive's last day of employment on ___________, Executive is entitled to payment from the Company of Accrued Obligations in the amount of $_________.
Executive understands and affirms that he will not execute this Agreement prior to the last day of employment.  Executive was first presented with this Agreement on ________________, and acknowledges being offered twenty-one (21) days within which to consider this Agreement.  If Executive elects to execute this Agreement at any time prior to the end of such twenty-one (21)-day period, such early signing was a knowing and voluntary waiver of Executive's right to consider this Agreement for twenty-one (21) days and was due to Executive's belief that he had ample time in which to consider and understand the Agreement and review this Agreement with an attorney.
2. Consideration.  In accordance with the terms of the Employment Agreement, in consideration for Executive's promises and releases contained herein and therein, and subject to the limitations set forth therein, the Company agrees to pay Executive the Severance Payments.
Based on Executive's final annual base salary of $_________ and average annual cash bonus for the two fiscal years prior to the "Date of Termination" of $_________, and ____ months remaining in the term of the Employment Agreement, Executive is entitled to monthly Severance Payments from the Company in the amount of $__________ during the Severance Period, which shall be _____ months, and a lump sum payment of $______.
Any Severance Payments shall commence to be paid on the date that is the sixtieth (60th) day following the Date of Termination, subject to the limitations set forth herein and in the Employment Agreement.  The payment of such amounts are subject to and conditioned upon (x) Executive's execution and delivery to the Company of this Agreement on, or within fifty (50) days following, the last day of employment, and (y) the expiration of the revocation period as described in Paragraph 18 below (the "revocation period") during which Executive does not revoke his execution of this Agreement.  Such payments shall be subject to normal tax and other payroll withholdings and reporting as the Company may reasonably determine pursuant to any applicable law, regulation or guidance.
3. No Consideration Absent Execution of This Agreement.  Executive understands and agrees he would not receive the monies and/or benefits described in Paragraph 2, except for his execution and nonrevocation of this Agreement and the fulfillment of the promises contained herein.
4. General Release of Claims.
(a) Subject to paragraph 4(b), Executive, his heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as "Executive"), knowingly and voluntarily releases and forever discharges the Company, its affiliates, subsidiaries, divisions, successors and assigns, benefit plans and programs and their administrators and fiduciaries, insurers, attorneys, and the current and former executives, officers, directors and agents thereof (collectively referred to throughout the remainder of this Agreement as "Releasees"), of and from, and agrees not to sue or bring any other action in any court, with any governmental agency, or through any other form or avenue of dispute resolution, including, but not limited to, arbitration or mediation, against all or any of the Releasees based on, any past or present duties, responsibilities or obligations of any Releasee, and any and all claims or liabilities of whatever kind or nature, known and unknown, Executive has or may have against Releasees as of the date of execution of this Agreement, related to or arising out of the employment of Executive with the Company or other periods of service for the Company or any related entity, whether as an employee or otherwise, the conditions of Executive's employment or service with the Company, and the termination of Executive's employment or service with the Company, including, but not limited to:
•	contract claims;
•	claims for payment of additional salary, stock, stock options, bonuses, incentive compensation, severance pay, vacation or other leave time, wages, employee or fringe benefits;
•	claims for sexual harassment;
•	claims related to whistleblowing;
•	claims for punitive, incidental, indirect, consequential, special or exemplary damages;
•	claims for attorneys' fees;
•	and claims based on any alleged violation of any state of federal common laws, statutes or amendments thereto, including, but not limited to:
•	Title VII of the Civil Rights Act of 1964;
•	The Civil Rights Act of 1991;
•	Sections 1981 through 1988 of Title 42 of the United States Code;
•	The Employee Retirement Income Security Act of 1974 ("ERISA");
•	The Immigration Reform and Control Act;
•	The Sarbanes-Oxley Act of 2002;
•	The Equal Pay Act;
•	The Americans with Disabilities Act of 1990 ("ADA");
•	The Age Discrimination in Employment Act of 1967 ("ADEA"), as amended by the Older Workers Benefit Protection Act ("OWBPA");
•	The Family and Medical Leave Act;
•	The Workers Adjustment and Retraining Notification Act;
•	The Occupational Safety and Health Act;
•	The Fair Credit Reporting Act;
•	The New Jersey Law Against Discrimination;
•	The New Jersey Civil Rights Act;
•	The New Jersey Family Leave Act;
•	The New Jersey State Wage and Hour Law;
•	The Millville Dallas Airmotive Plant Job Loss Notification Act;
•	The New Jersey Conscientious Employee Protection Act;
•	The New Jersey Equal Pay Law;
•	The New Jersey Occupational Safety and Health Law;
•	The New Jersey Smokers' Rights Law;
•	The New Jersey Genetic Privacy Act;
•	The New Jersey Fair Credit Reporting Act;
•	The New Jersey Statutory Provision Regarding Retaliation/Discrimination For Filing a Workers' Compensation Claim;
•	The New Jersey Public Employees' Occupational Safety and Health Act;
•	New Jersey laws regarding Political Activities of Employees, Lie Detector Tests, Jury Duty, Employment Protection and Discrimination;
•	any other federal, state or local law, rule, regulation or ordinance;
•	any public policy, contract, tort or common law;
•	any claims for vacation, sick or personal leave pay, short-term or long-term disability benefits, or payment pursuant to any practice, policy, handbook or manual; or
•	any basis for recovering costs, fees or other expenses including attorneys' fees incurred in these matters.
If any claim is not subject to release (excluding the claims contemplated by Paragraph 4(b)), to the extent permitted by law, Executive waives any right or ability to be a class or collective action representative or to otherwise participate in any putative or certified class, collective or multi-party action or proceeding based on such a claim in which Releasees are parties.  Without limiting the generality of the foregoing, Executive understands and agrees he is waiving any rights, statutory or otherwise, to any claims covered by this Agreement that Executive does not now know or suspect to exist in his favor.
(b) Notwithstanding anything contained herein to the contrary, this Agreement and the release contemplated hereby do not apply to, expressly exclude and do not impair:
•
the obligations of the Company in accordance with any Section 401(a) of the Code tax qualified plan maintained by Company or its affiliates that is applicable to Executive and the obligations of the Company set forth at Sections 5(i) and 5(j) below that, in each case, are to be performed after the date hereof by the Company;

•
any indemnification or similar rights Executive has as a current or former officer, director, employee, consultant or agent of the Company and its subsidiaries and affiliates, including, without limitation, any and all rights thereto under applicable law, the Company's bylaws or other governance documents, or any rights with respect to coverage under any directors' and officers' insurance policies and/or indemnification agreements;

•	any claim Executive may have as the holder or beneficial owners of securities (or other rights relating to securities) of the Company or its affiliates; or
•
any claims that may arise in the future from events or actions occurring after the date of Executive's execution of this Agreement or that Executive may not by law release through an agreement such as this.

5. Acknowledgments and Affirmations.
(a) Executive acknowledges and represents that he has neither made nor offered to make, nor will make, any assignment or transfer of any claims covered by this Agreement and that Executive is the sole and absolute legal and equitable owner of any and all such claims, and no other person has an interest in the claims Executive is releasing in this Agreement.
(b) Executive affirms that he has not filed, caused to be filed, or presently is a party to any claim, complaint, suit or charge with any court or administrative agency, or through any other form or avenue of dispute resolution, including, but not limited to, arbitration or mediation, regarding his employment with the Company or against any Releasees.  Executive further agrees and covenants that should any person, organization or other entity file, charge, claim, sue or cause or permit to be filed any civil action, suit or legal proceeding, or pursue any other form or avenue of dispute resolution, involving any such matter occurring at any time in the past, he will not seek or accept any personal relief in such civil action, suit or legal proceeding.
For the avoidance of doubt, this Agreement does not prevent Executive from (i) filing a charge of discrimination with the Equal Employment Opportunity Commission, (ii) cooperating with the Equal Employment Opportunity Commission in an investigation of alleged discrimination or proceeding, or (iii) testifying in any cause of action when required to do so by law.  However, except where prohibited by law, Executive waives his right to recover any damages or other relief in connection with any claim or suit brought by him or through the Equal Employment Opportunity Commission or any other state or local agency on his behalf filed under the ADEA, as amended by the OWBPA, Title VII of the Civil Rights Act of 1964, as amended, or the ADA, and in connection with any claim or suit by Executive or on his behalf under any other federal, state or local law.  Further, nothing herein shall affect the Releasees' rights to seek restitution, recoupment or setoff or any other remedy in connection with any such challenge or claim.
(c) Executive represents and warrants that as of the date of his execution of this Agreement he has no actual knowledge of any violation by Executive or the Company of any applicable law or regulation or threatened litigation against the Company or its affiliates that in either case (whether individually or in the aggregate) would be reasonably likely to have a material adverse impact on the business or reputation of the Company or its affiliates, that has not previously been disclosed to the Board of Directors of the Company or the Chairman of the Board.
(d) Without limiting the generality of the foregoing, Executive expressly agrees the scope of the claims released hereby prohibits him, to the extent permitted by law, from acting as a class representative or otherwise participating in any class regarding any action under ERISA or otherwise bringing an action under ERISA on behalf of a plan or trust or otherwise with respect to the released claims.  Executive agrees that he is waiving any right he may have to obtain or receive any monetary damages or other relief of any kind (including, but not limited to, settlement proceeds) as a result of any action or proceeding brought by Executive or by any other person or entity on Executive's behalf regarding any of the released claims and, to the extent permitted by law, Executive agrees that he will not seek or accept any monetary damages or other relief of any kind in any such action or proceeding.
(e) Executive affirms that all of the Company's decisions regarding Executive's pay and benefits through the date of Executive's execution of this Agreement were not discriminatory based on age, disability, race, color, sex, religion, national origin or any other classification protected by law.
(f) Executive further affirms that he has no known workplace injuries or occupational diseases.
(g) Executive further affirms that he has not violated Section 8(c) of the Employment Agreement.
(h) Executive further affirms that he has not been retaliated against for reporting any allegations of wrongdoing by Releasees, including any allegations of corporate fraud.  Both the Company and Executive acknowledge that this Agreement does not limit either party's right, where applicable, to file or participate in an investigative proceeding of any federal, state or local governmental agency.  To the extent permitted by law, Executive agrees that if such an administrative claim is made, Executive shall not be entitled to recover any individual monetary relief or other individual remedies.
(i) Nothing in this Agreement shall affect Executive's right to vested benefits under existing benefit plans and programs in place as of the last day of employment, nor any rights or claims that arise after the date this Agreement is executed, including the right to enforce the terms of this Agreement.
(j) Except as otherwise provided in Paragraph 4(b) herein, following the last day of employment, Executive is not entitled to any payment under the Employment Agreement other than any payments related to (i) the Accrued Obligations, (ii) the Severance Payments, (iii) the Stock Award, or (iv) the Matching Stock, each as described herein or under the terms set forth in the Employment Agreement; provided that Executive performs all of his obligations in accordance with the Employment Agreement, including, but not limited to, execution and non-revocation of this Agreement.
6. Confidentiality and Return of Property.
(a) Executive agrees to abide by Section 8(c) of the Employment Agreement.
(b) Executive affirms that he will not retain any of the Company's property, including copies of any documents and will not transfer any off-site via e-mail or otherwise.
7. Non-Disparagement.  Executive and Releasees agree to abide by Section 8(b) of the Employment Agreement.  After the last day of employment, the Company shall not use Executive's name in connection with the Company in any announcement, press release or business communication, unless required by any federal, state or local law or the Company has obtained the permission of Executive for such use.  Nothing contained in the Employment Agreement or this Agreement prohibits Executive from (a) providing truthful testimony or information to governmental, regulatory or self-regulatory authorities; provided that, to the maximum extent permitted by law, Executive shall give the Company reasonable advance notice and opportunity to take necessary or appropriate legal action to continue to preserve the confidential nature of any confidential information that may be disclosed and/or prevent unauthorized public disclosure of such information, (b) having discussions with legal counsel for the purpose of asserting or defending the party's legal rights, or (c) having discussions with Executive's financial and tax advisors for purpose of personal financial and tax planning.
8. Termination of Employment and No Right to Future Employment.  Executive forever waives and relinquishes all rights to assert any claim for recall, reemployment, tenure, seniority or any privileges with the Company or the Bank.
9. Taxes; Withholding.  Executive affirms that he is responsible for all personal tax liability, and the Company affirms that the Company and its affiliates are responsible for all employer tax liability, in each case, that may become due and owing as a result of the amounts that may be paid or become payable to Executive by the Company, with respect to any payments set forth in Paragraph 5(j) herein or otherwise.  The Company may deduct or withhold from any compensation or benefits payable to Executive under this Agreement any applicable federal, state or local tax and other payroll deductions as the Company may reasonably determine should be deducted or withheld pursuant to any applicable law or regulation.
10. Regulatory Exclusions.  Notwithstanding anything herein contained to the contrary, any payments to Executive by the Company, whether pursuant to this Agreement or otherwise, are subject to and conditioned upon their compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C.  Section 1828(k), and the Federal Deposit Insurance Corporation regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments.  In the event that the payment of any amounts contemplated by Paragraph 2 is determined by the final judgment of a Federal court (after exhaustion of all appeals) to be not in compliance with Section 18(k) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1828(k) or the Federal Deposit Insurance Corporation regulation 12 C.F.R. Part 359, Golden Parachute and Indemnification Payments, the limitations on Executive contained in this Agreement and the Employment Agreement shall be null and void ab initio.
11. Governing Law and Interpretation.  This Agreement shall be governed and conformed in accordance with the laws of the State of New Jersey without regard to its conflict or choice of law provisions.  If any provision of this Agreement is declared illegal or unenforceable by any court of competent jurisdiction (including through arbitration), the parties agree the court shall have the authority to modify, alter or change the provision(s) in question to make the Agreement legal and enforceable.  If this Agreement cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect.  If the general release language is found to be illegal or unenforceable, Executive agrees to execute a binding replacement release.
12. Amendment.  Except as provided in the preceding paragraph, this Agreement may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement.
13. Nonadmission of Wrongdoing.  The parties agree that neither this Agreement nor the furnishing of the consideration for this Agreement shall be deemed or construed at any time, for any purpose, as an admission by either party of any liability or unlawful conduct of any kind.
14. Arbitration.  Except as contemplated by Paragraph 10, any controversy or claim arising out of or relating to this Agreement, or the breach thereof, shall be settled exclusively by arbitration in accordance with the rules then in effect of the district office of the American Arbitration Association ("AAA") nearest to the Mt. Laurel, New Jersey office of the Company, and judgment upon the award rendered may be entered in any court having jurisdiction thereof, except to the extent that the parties may otherwise reach a mutual settlement of such issue.
15. Entire Agreement.  Together with the promises and covenants made in the Employment Agreement and subject to the limitations set forth therein, which are incorporated herein by reference, this Agreement sets forth the entire agreement between the parties hereto, and fully supersedes any prior agreements or understandings between the parties.  Executive acknowledges that he has not relied on any representations, promises or agreements of any kind made to him in connection with his decision to accept this Agreement, except for those set forth in this Agreement.
16. Section Headings.  Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Agreement.
17. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original and each of which shall together constitute one and the same agreement.  This Agreement will not become enforceable until executed by the Company and following the expiration of the revocation period.
18. Revocation.  Executive may revoke his acceptance of this Agreement for a period of seven (7) calendar days following the day he executes this Agreement.  Any revocation within this period must be submitted, in writing, to [_______________] and state, "I hereby revoke my acceptance of our Agreement and General Release of Claims."  The revocation must be personally delivered to [________________] or [his] designee, or mailed to [______________] at [350 Fellowship Road, Suite 101, Mt. Laurel, New Jersey 08054] via certified or registered mail, postage prepaid, return receipt requested, within seven (7) calendar days of execution of this Agreement; provided, however, that a revocation of this Agreement shall not be effective unless actually received by [__________] at the foregoing address on or before the seventh day after this Agreement has been executed.  If the last day of the revocation period is a Saturday, Sunday or legal holiday in New Jersey, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday or legal holiday.  Executive's acceptance of any portion of the payments described in Paragraph 2 at any time more than seven (7) days after signing of this Agreement by Executive shall constitute an admission by Executive that he did not revoke this Agreement during the revocation period.
19. Competence to Waive Claims.  At the time of considering or executing this Agreement, Executive was not affected or impaired by illness, use of alcohol, drugs or other substances or otherwise impaired.  Executive is competent to execute this Agreement and knowingly and voluntarily waives any and all claims he may have against Releasees.  Executive certifies that he is not a party to any bankruptcy, lien, creditor-debtor or other proceedings which would impair his right or ability to waive all claims he may have against Releasees.
EXECUTIVE HAS BEEN ADVISED THAT HE HAS TWENTY-ONE (21) CALENDAR DAYS TO REVIEW AND CONSIDER THIS AGREEMENT.  EXECUTIVE IS HEREBY ADVISED, AND ACKNOWLEDGES THAT HE HAS BEEN SO ADVISED IN WRITING, TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT.
EXECUTIVE AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) -CALENDAR DAY CONSIDERATION PERIOD.
HAVING ELECTED TO EXECUTE THIS AGREEMENT, TO FULFILL THE PROMISES AND TO RECEIVE THE SUMS AND BENEFITS IN PARAGRAPH 2 ABOVE, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS HE HAS OR MIGHT HAVE AGAINST THE COMPANY AND ALL RELEASEES.
EXCEPT AS SPECIFICALLY PROVIDED HEREIN, EXECUTIVE'S SIGNATURE ON THIS AGREEMENT ALSO INDICATES EXECUTIVE'S AGREEMENT TO SUBMIT ANY AND ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT AND/OR THE EMPLOYMENT AGREEMENT, OR THE BREACH THEREOF, TO ARBITRATION.
IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement as of the date set forth below:

EXECUTIVE

Name: Nicos Katsoulis

Date:	_______________

SUN BANCORP, INC.

By:

Date:	_______________